NEWS RELEASE

Exhibit 99.1

For Immediate Release

TUFCO TECHNOLOGIES, INC. ANNOUNCES

FISCAL YEAR 2013 FOURTH QUARTER AND FISCAL YEAR 2013 RESULTS

GREEN BAY, WI (December 31, 2013)--Tufco Technologies, Inc. (NASDAQ: TFCO), a leading provider of contract wet and dry wipes converting in North America and a provider of specialty printing services and business imaging products, today announced that fiscal year 2013 fourth quarter sales were $21,952,000, compared to $28,698,000 for fiscal year 2012 fourth quarter sales. For the fiscal year 2013, sales were $99,287,000, compared to $107,042,000 for the fiscal year 2012.

On December 20, 2013, the Company announced that it had signed a definitive merger agreement with affiliates of Griffin Holdings, LLC at a price of $6.07 per share. The transaction is to be effected by a tender offer followed by a second step merger. The transaction is subject to customary closing conditions and there can be no assurance that the transaction will be consummated. Because the price paid pursuant to the merger agreement is less than the book value of the Company’s assets, the Company has estimated a goodwill impairment of $7,211,575 for the fourth quarter of fiscal year 2013.

Net loss for the fourth quarter of fiscal 2013 was $5,717,000 or $1.33 per diluted share (net income of $401,000 or $0.09 per diluted share before the non-cash goodwill impairment) compared to net income of $405,000 or $0.09 per diluted share for the fourth quarter of fiscal 2012. For the fiscal year 2013, net loss was $3,981,000 or $.92 per diluted share (net income of $2,138,000 or $.49 per diluted share before the non-cash goodwill impairment) compared to a net loss of $53,000 or $0.01 per diluted share for fiscal year 2012.

In commenting on the results, Jim Robinson, Tufco’s President and CEO said, “The Company reported lower sales volumes in the fourth quarter and fiscal year 2013 compared to the same periods in fiscal year 2012. We achieved improved profitability, before the non-cash goodwill impairment, in fiscal year 2013 over fiscal year 2012 despite the lower sales volume. Overall operational improvements contributed to the increased profitability, before the non-cash goodwill impairment. Additionally, we continue to reduce borrowings under our credit facility and have reduced bank debt by over $6,000,000 during fiscal year 2013,” he concluded.

Tufco, headquartered in Green Bay, Wisconsin, has manufacturing and warehousing operations in Wisconsin and North Carolina.

Information about the results reported herein, or copies of the Company’s SEC filings,

may be obtained by calling the contact person listed below.

This press release, including the discussion of the Company’s fiscal 2013 results in comparison to fiscal 2012 contains forward-looking statements regarding current expectations, risks and uncertainties for future periods. The actual results could differ materially from those discussed herein due to a variety of factors such as the Company’s ability to increase sales, changes in customer demand for its products, non renewal of production agreements by significant customers including two Contract Manufacturing customers it depends upon for a significant portion of its business, its ability to meet competitors’ prices on products to be sold under these production agreements, the effects of the economy in general, the Company’s inability to benefit from any general economic improvements, react to material increases in the cost of raw materials or competition in the Company’s product areas, the ability of management to successfully reduce operating expenses, the Company’s ability to increase sales and earnings as a result of new projects and services, the Company’s ability to successfully install new equipment on a timely basis and to improve productivity through equipment upgrades, the Company’s ability to continue to produce new products, the Company’s ability to comply with the financial covenants in its credit facility, the Company’s ability to extend or refinance its credit facility upon expiration on December 31, 2014, the Company’s ability to sustain profitable operations, the Company’s ability to successfully attract new customers through its sales initiatives and strengthening its new business development efforts, the Company’s ability to improve the run rates for its products, and changes to regulations governing its operations or other factors beyond the Company’s control. Therefore, the financial data for the periods presented may not be indicative of the Company’s future financial condition or results of operations. The Company assumes no responsibility to update the forward-looking statements contained in this press release.

Further, all statements regarding the timing and the closing of the Offer and Merger transactions; the ability of Parent to complete the transactions considering the various closing conditions; and any assumptions underlying any of the foregoing, are forward looking statements. These intentions, expectations, or results may not be achieved in the future and various important factors could cause actual results or events to differ materially from the forward-looking statements that the Company makes, including uncertainties as to the timing of the Offer and Merger; uncertainties as to how many of the Company’s stockholders will tender their stock in the Offer; the possibility that competing offers may be made; the possibility that various closing conditions to the transactions may not be satisfied or waived, including that a governmental entity may prohibit or delay the consummation of the transaction; that Parent or Sub do not receive the proceeds of the financing; or that there is a material adverse change of the Company.

Contact:	Tim Splittgerber, CFO
Tufco Technologies, Inc.
P. O. Box 23500
Green Bay, WI 54305-3500
(920) 336-0054

TUFCO TECHNOLOGIES, INC.

Condensed Consolidated Balance Sheets

(Amounts in 000's)

	September 30, 2013	September 30, 2012
ASSETS
Cash	$8	$8
Accounts Receivable - Net	11,096	16,457
Inventories - Net	14,873	17,450
Other Current Assets	959	551
Total Current Assets	26,936	34,466
Property, Plant and Equipment - Net	14,790	15,848
Goodwill	—	7,212
Other Assets - Net	138	130
Total	$41,864	$57,656

LIABILITIES AND STOCKHOLDERS' EQUITY
Revolving Line of Credit	$1,167	$7,280
Current Portion of Note Payable	290	274
Accounts Payable	5,094	10,618
Accrued Liabilities	755	615
Other Current Liabilities	780	670
Total Current Liabilities	8,086	19,457
Long-Term Debt	203	494
Deferred Income Taxes	1,782	1,989
Common Stock and Paid-in Capital	25,713	25,655
Retained Earnings	8,237	12,218
Treasury Stock	(2,157)	(2,157)
Total Stockholders' Equity	37,912	35,716
Total	$41,864	$57,656

TUFCO TECHNOLOGIES, INC.

Condensed Consolidated Statements of Operations

(Amounts in 000's except share and per share data)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2013	2012	2013	2012

Net Sales	$21,952	$28,698	$99,287	$107,042
Cost of Sales	19,827	26,625	89,976	101,238
Gross Profit	2,125	2,073	9,311	5,804
SG&A Expense	1,891	1,426	6,188	5,690
Goodwill Impairment	7,212	—	7,212	—
Gain on Asset Sales	—	(66)	(16)	(66)
Operating (Loss) Income	(6,978)	713	(4,073)	180
Interest Expense	29	66	173	272
Interest Income and Other Income	(1)	—	(10)	(8)
(Loss) Income Before Income Taxes	(7,006)	647	(4,236)	(84)
Income Tax (Benefit) Expense	(1,289)	242	(255)	(31)
Net (Loss) Income	$(5,717)	$405	$(3,981)	$(53)
Net (Loss) Income Per Share:
Basic	$(1.33)	$0.09	$(0.92)	$(0.01)
Diluted	$(1.33)	$0.09	$(0.92)	$(0.01)
Weighted Average Common Shares Outstanding:
Basic	4,308,947	4,308,947	4,308,947	4,308,947
Diluted	4,308,947	4,312,327	4,308,947	4,308,947